Exhibit 99.1

5 - 05 - 2025

Air Lease
Q1 2025 Earnings Conference Call

TOTAL PAGES: 11

Air Lease
Q1 2025 Earnings Conference Call

CORPORATE SPEAKERS:
Jason Arnold
Air Lease; Head of Investor Relations
John Plueger
Air Lease; Chief Executive Officer and President
Gregory Willis
Air Lease; Executive Vice President and Chief Financial Officer

PARTICIPANTS:
Catherine O'Brien
Goldman Sachs; Analyst
Hillary Cacanando
Deutsche Bank; Analyst
Moshe Orenbuch
TD Cowen; Analyst
James Kirby
JPMorgan; Analyst
Stephen Trent
Citi; Analyst

PRESENTATION:
Operator: Good afternoon. (Operator Instructions) At this time, I would like to welcome everyone to the Air Lease Q1 2025 Earnings Conference Call. (Operator Instructions) I will now turn the call over to Mr. Jason Arnold, Head of Investor Relations. Mr. Arnold, you may begin your conference.

Jason Arnold: Thanks, Audra. And good afternoon, everyone.

Welcome to Air Lease’s first quarter 2025 earnings call. This is Jason Arnold. I’m joined today by John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today we published our first quarter 2025 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today Monday May 5, 2025. The webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Air Lease
Q1 2025 Earnings Conference Call

This includes without limitation, statements regarding the state of the airline industry, the impact of aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and our future operations and performance.

These statements and any projections as to our future performance represent management’s current estimates and speak only as of today’s date. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease assumes no obligation to update any forward-looking statements or any information in light of new information or future events.

In addition, we may discuss Certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today.

This release can be found in both the Investors and Press section of our website at www.airleasecorp.com.

Similar to last quarter, given ongoing litigation, we won’t be able to take any questions about our Russia fleet insurance claims. Lastly, as a reminder, unauthorized recording of this conference call is not permitted. I’ll now turn the call over to our Chief Executive Officer and President, John Plueger. John?

John Plueger: Well thanks, Jason. Good afternoon, everyone. Thank you for joining our call today.

During the first quarter, Air Lease generated revenues of $738 million and $3.26 in diluted earnings per share. Results benefited from the continued expansion of our fleet, strong gain on sale revenue and Russia fleet insurance settlements. We were very pleased to receive insurance proceeds of $329 million during the first quarter, and we have received an additional $227 million just last week. Relative to last year’s first quarter, results were partially offset by higher interest expense as compared to the prior year, along with recognizing expenses related to Steve Hazy’s retirement. Overall, total revenue, fleet net book value and book value per common share reached all-time record levels in our company’s history during the first quarter. Greg will provide more detail and color on our financial results in his remarks.

We purchased 14 new aircraft from our orderbook during Q1, adding roughly $800 million in flight equipment to our balance sheet, and sold 16 aircraft for $521 million in sales proceeds. The weighted average age of our fleet rose slightly quarter-over-quarter to 4.7 years, while weighted average lease term remained unchanged at 7.2 years. Fleet utilization remains at 100%.

Our outlook for deliveries this year remains consistent with what we told you last quarter at $3 billion to $3.5 billion of new aircraft delivered from our orderbook, and we are expecting around $800 million of deliveries for the second quarter. I do want to note that we’ve recently received additional delay notifications from Airbus, primarily impacting our 2027 and 2028 A320 and A321neo deliveries by about a year, which you can see reflected in our expected deliveries table in our 10-Q.

Air Lease
Q1 2025 Earnings Conference Call

Our sales pipeline remains solid at $741 million, all contracted at healthy gain on sale margins. We continue to expect around $1.5 billion of aircraft sales for 2025, with around $300 million anticipated to close during the second quarter. Let me now address global passenger air traffic and tariffs.

Subsequent to the U.S. administration announcing tariffs and tariff policies, airlines primarily in North America began reporting softer passenger traffic, with most airlines in the U.S.A. withdrawing or reducing their forward guidance, and United Airlines, in particular, provided two different forward guidance paths.

Outside of North America, a couple of weeks ago, I was in Asia visiting six of our large airline customers in Malaysia, Vietnam, Taiwan Republic of China and Thailand. The following week, I was in Europe doing the same thing. The airlines in Asia all report continuing strong overall passenger traffic and forward bookings, but with some pre-existing transpacific economy fare weakness, which well preceded the tariff announcement. Fluctuating cargo demand was cited as the most notable impact after the U.S. tariff announcement. Their continued need and demand for more aircraft remains consistent. They expressed sentiment that it was highly unlikely their governments would enact reciprocal tariffs that included aircraft being imported to their respective countries. Turning to Europe, our largest top tier airline lessee customers in France and the Netherlands advised continued strong passenger bookings, but with some slight fare discounting in the economy class and good summer bookings including travel to the U.S. The Lufthansa Group earnings, which they released on April 29, cited improved positive adjusted EBITDA in Q1 and confirmed positive outlook for the full year. Carsten Spohr commented: "Global demand for air travel continues to grow. Despite all the geographical uncertainties, we therefore remain on course for growth, are optimistic about the summer and are sticking to our positive outlook for 2025." Both Ryanair and Wizz last week published positive results and good traffic levels as well. Like airlines in Asia, European airlines echo continuing robust demand for aircraft. The Middle East also remains strong.

As a result, lease rates continue to trend higher, while extension activity and forward placements continue to remain very robust. Traffic volume growth globally remains above the pace of global GDP growth year-to-date. I also want to remind you that fuel prices have been trending down, and the weakening dollar benefits our foreign lessees as our leases are paid in U.S. dollars, as is fuel globally, as are most major maintenance and repair organization billings even outside the U.S.

I highlight these discussions I had in Asia and Europe, and our view on the Middle East, to reemphasize to you that 87% of our business is outside of North America, which includes the U.S., Canada and Mexico, and there is no overall change in the aircraft demand picture. Also to highlight that, with Airbus and Boeing being far from their aspirational production rates, the supply of new aircraft remains limited and well short of the rates needed to meet their orderbook commitments. Aircraft supply constraints look to continue for the next three to four years, if not longer. Tariffs would further weaken the supply chain to the airframe OEMs. This means that global airline fleets will remain well behind the power curve replacing older aircraft fleets. The cessation of MAX deliveries following the MAX crashes and fleet grounding accelerated the replacement shortfall.

Air Lease
Q1 2025 Earnings Conference Call

Tariffs clearly are a key focus in the markets and industry, and I do want to make a few comments. Air Lease is not responsible for tariffs imposed on aircraft importation. As part of our lease agreements, tariffs are contractually the responsibility of the airline customer importing an aircraft into their country. The airline is the importer into their own country, not us. As of now Air Lease has no aircraft delivering to countries where tariffs applicable to commercial aircraft exist or have been announced. We have no aircraft going to China and in fact, our total China exposure is now de minimis. Also many of our foreign airline customers are wholly or partially owned by their respective governments and we do not believe it likely that those airlines would have reciprocal tariffs imposed on aircraft importation. Examples in 2025 include Royal Air Maroc in Morocco, Oman Air and Oman, Aerolineas Argentinas in Argentina and Croatia Airlines in Croatia.

Then there is the potential impact of increased pricing on aircraft, engines and aircraft installed equipment such as seats. Air Lease has long-term forward purchase agreements covering pricing in all of these cases for new aircraft, including escalation caps with the airframe OEMs. Let me remind you that aircraft maintenance costs are the responsibility of the airline in our leases, so any escalating maintenance costs which might result from tariffs are the airline’s responsibility.
The potential impact from tariffs on wider economic recession or high inflation, and indeed, it would need to be a global impact, on air travel outside North America remains to be seen. At this point, it’s just speculative. However, I highlighted earlier the continued strength we are seeing broadly in Asia, Europe and the Middle East. There is a great deal of uncertainty about tariffs and their impact, and as most of you know news flow on the topic changes from day to day if not hour to hour at times. However, I would urge caution on too much speculation at this juncture. I believe tariffs will get sorted out. Any measures that would seriously threaten deliveries of Boeing airliners to Europe, for example, on top of China, would be a serious challenge even if it’s the airline’s responsibility. You saw recently that Michael O’Leary at Ryanair threatened cancellation of 330 Boeing orders if tariffs were imposed. If tariffs were to remain long term, it could ultimately serve as an incentive for U.S. aerospace manufacturers to look outside the U.S. to start additional production lines for product delivery outside the U.S. That would be the complete opposite to the U.S. administration’s stated intention for manufacturers to produce in the U.S. and I believe the current U.S. administration wants Boeing and U.S. aerospace companies to be global leaders with commanding market share.

Turning back to Air Lease. The significant insurance recoveries we have received to date puts us at our target debt-to-equity ratio. This now allows us to consider a wide range of capital allocation, and we are doing so, including organic and inorganic growth and returning capital to shareholders. We are awaiting potential further insurance recoveries and are also keeping a close watch on the debt capital markets during this time of great volatility. Carefulness and patience have been a hallmark of Air Lease that has served us well, and our ultimate goal is driving shareholder value over the long term.

In summary, we remain very positive about Air Lease’s prospects for 2025 and beyond, in spite of recent geopolitical and potential macroeconomic cross wins.

Air Lease
Q1 2025 Earnings Conference Call

In closing, I’d like to recognize and honor Steve Hazy on his retirement, which was effective last Friday, May 2. Few, if any, have had the impact and influence on our entire industry, on aircraft design, and passion for the airline industry that he has. He’s one of a kind. His vision catapulted the entire aircraft leasing industry, and his impact will be felt for decades. You all know that Steve and I worked hand-in-hand together since 1986, just about 39 years. Steve has been an amazing mentor, friend and colleague. Most everything I learned, I learned from him. It’s been an amazing ride, but that ride is not over. Steve remains our Chairman for another year. We want to make Steve and our shareholders proud, and that is exactly what we intend to do. We could not have a better management team to make that happen.

I’ll now turn the call over to our CFO, Greg Willis, to offer his further commentary and details on our financial results. Greg?

Gregory Willis: Thank you very much, John. And good afternoon, everyone.

During the first quarter, Air Lease generated total revenues of $738 million, which was comprised of approximately $645 million of rental revenue and $93 million of aircraft sales, trading and other activities.

Rental revenue rose 5% relative to the same quarter last year, and lease yields remained essentially flat relative to that period, though rose modestly relative to the fourth quarter. Rental revenues benefit from the growth of our fleet, offset by approximately $13 million less in end of lease revenue as compared to the prior year. We continue to anticipate lower levels of end-of-lease revenue due to higher extension rates, though as an offset, we should continue to benefit from these assets as we negotiate higher lease rates on extensions, which ultimately support higher values when it comes time to sell the aircraft. We continue to expect the portfolio yield observed in our financial statements to continue to trend higher over the course of this year, as well as, trend steadily higher over the next three to four years.

Sales proceeds for the quarter totaled $521 million from the sale of 16 aircraft. These sales generated $61 million in gains, representing roughly a 13% gain on sale margin. We continue to expect to see healthy margins towards the upper end of our historical range of 8% to 10% based on the current sales pipeline. Strong gains continue to reflect the significant value embedded in our fleet, which we carry on the balance sheet at depreciated cost. Outside of gains on sale, the remainder of the sales trading and other line item are consisted primarily of managed fee revenue and income earned from sales-type leases during the quarter.

Moving on to expenses. Interest expense rose by approximately $28 million year-over-year, driven by a 23 basis point increase in our composite cost of funds to 4.26% at quarter end. Increased financing costs and modestly higher debt balances were the primary contributors to the year-over-year increase in interest expense. It’s worth noting that our debt balances have declined from year-end as a function of the deleveraging effects of our insurance recovery. Our composite rate trended higher compared to the prior quarter, as financing rates remained elevated. At the end of the first quarter, roughly 78% of our borrowings were at fixed rates vs. floating, just inside of our 80% target. We continue to benefit from our largely fixed rate borrowings, which have meaningfully moderated the impact of the elevated interest rate environment.

Air Lease
Q1 2025 Earnings Conference Call

Depreciation expense continues to track the growth of our fleet. Excluding the effect of $17 million in one-time expenses related to Steve Hazy’s retirement, $9.2 million of which was included in the SG&A line item and $7.4 million in stock comp. SG&A and stock comp rose only modestly year-over-year. Excluding these expenses, SG&A as a percentage of revenue was flat relative to the fourth quarter and down compared to the prior year’s quarter at around 6.8%. We expect this number to trend lower over time as the fleet continues to expand and elevated legal expenses are expected to decline.

As John mentioned earlier, we received approximately $329 million in Russia fleet insurance settlement proceeds, along with a $3 million related to the equity interest in our managed fleet during the quarter, in total, representing $2.36 per share, helping to increase our book value per share to $62.32. The additional $227 million received last week will be reflected in our second quarter earnings and will serve to further increase our book value per share and our overall capital position, along with additional recoveries that we may receive.

Moving on to our financing activities. As we have previously stated, we are able to largely self-fund our orderbook with expected operating cash flow and aircraft sales in ‘25 and ‘26. We now believe that we are largely able to self-fund our orderbook with expected operating cash flows and sales. Therefore, the primary financing needs that remain are related to the refinancing of existing debt.

Additionally, I’m pleased to report the upsizing and one-year extension of our revolving credit facility. We were able to increase the size of the facility to $8.2 billion from $7.8 billion with a final maturity in 2029. I’d like to thank our 52 bank partners in the facility, many of whom have been with us since the inception of the facility, along with a number of new banks that we have added over the years, for their support. This facility provides a critical liquidity to the business that allows us flexibility as to when we look to access the debt capital markets to attractively refinance our existing debt.

As John just noted, we have reached our debt-to-equity target ratio at the end of the first quarter. We do expect to see some movement in this ratio from quarter-to-quarter as we continue to take delivery of aircraft from our orderbook and the timing of aircraft sales. But nonetheless, it is an important milestone for us as a company. As we look forward to receiving additional insurance recoveries, we should have a more complete view of our capital position. We anticipate having more financial flexibility over the next several years as compared to the constrained position that we were previously in. As always, our strong liquidity position of $7.4 billion, $30 billion of unencumbered asset base and $29 billion of contracted rentals continue to remain key pillars of our financial strength for our business.

As John highlighted already, we are very excited by the shifting direction of two headwinds that have negatively impacted our business over the last several years: the drag of lower yielding Covid era leases and the Russia fleet write-off. As these headwinds continue to resolve, we would expect profit margins and ROE to expand in the years ahead.

With that, I’ll turn the call back over to Jason for the question and answer session of the call.

Jason Arnold: Thanks, Greg. This concludes our prepared commentary and remarks. For the question and answer session, we ask each participant to limit their time to one question and one follow-up. Audra, please open the line for the Q&A session.

Operator: (Operator Instructions) We’ll go first to Catherine O’Brien at Goldman Sachs.

Air Lease
Q1 2025 Earnings Conference Call

Catherine O’Brien: Good afternoon, everyone. Thanks for the time. So John, I know you gave a detailed account of the latest encouraging conversations you’ve had with lessees around the globe, post-tariffs. But are there any real-time examples of lease extensions or orderbook placements you could share that bolster your confidence that the airlines are continuing with business as usual on their longer-term fleet planning post some of the tariff noise? Just on extension rates, or anything encouraging on where lease rates are on extensions or new lease placements?

John Plueger: Sure. Well I can give the example last week. For example, we signed an extension term sheet with a major airline in Asia on two A330-300s and one A321, with those A330-300 lease rates being, I would say a full 50% or so above what they were previously. Now previously, I have to note, those leases were extended during Covid. So 50% sounds like a lot, but I want to tell you that it’s reflecting effectively of a lower rate that was enacted during Covid. So that’s just a recent example from last week, and we have others. We have currently some additional widebody extensions that we anticipate closing this coming quarter, which we’ll tell you about. Those have also a similarly nice step-up from where they were before or as a percentage of - or above the current appraised lease rate estimates for each of those aircraft types.

Catherine O’Brien: That’s great. I know you said you can’t take any questions on the ongoing litigation of your Russia insurance claims, but you’ve made several references to any potential future settlements. In the press release, you’ve got 82% already recovered. I guess should we assume that’s not the final number. Is the intention to pursue the full remainder of the claims?

John Plueger: All I can tell you is we have a process that’s ongoing, and we are in litigation. So I really can’t comment any further. However, total additional capital that we would be looking for allocation is dependent upon totally what we have available. That the insurance recoveries have been significant, and we, therefore, we wait and see how much more, if any, we’ll be getting during the course of the next several months or year or whatever however long it takes.

Operator: We’ll move to our next question from Hillary Cacanando at Deutsche Bank.

Hillary Cacanando: In terms of capital allocation, would you be able to just talk about like your priority, whether would it be buyback or M&A or increased dividends or et cetera? And what are you watching or considering to make that decision? And would that decision come in the third quarter or fourth quarter?

John Plueger: Well, I would say we are still considering all of the above. I said in my remarks, we’re including organic and inorganic growth as well as share repurchase. So it’s hard to indicate where we would fall on those. We have a number of things that we’re looking at. Just requires a bit more patience, and we are awaiting some more insurance developments as they may happen. So, I can’t really tip the hat today as to which way we would be looking to. But suffice to say that everything is under consideration today.

Hillary Cacanando: Got it. Then just regarding tariffs. As you mentioned, you said airlines are the ones that have to pay the tariffs as they take delivery and cross the border. But do you expect airlines to reach out to you and kind of ask you to work with them to kind of ease the burden and kind of provide some sort of solution with tariffs? Do you expect to work with them?

Air Lease
Q1 2025 Earnings Conference Call

John Plueger: Let me reemphasize what I said in my prepared remarks that as of today we have no aircraft deliveries scheduled to any country that’s announced a reciprocal tariff on Boeing aircraft. Should that come in the future, airlines could ask for anything, and we will talk with those airlines. But clearly, it’s their contractual responsibility. In terms of Airbus deliveries, for example, this year, we have three airplanes going to a U.S. airline, but those airplanes are all being built in Mobile, Alabama. So they’re not being imported, they’re domestic-purchased aircraft. So far, the answer is nobody has come to us. I don’t anticipate it. Especially, I don’t expect it after my travels in Asia and Europe because I think demand is very, very strong. So, look, we’ll have to see as the time comes. But that’s why I also cautioned about too much speculation looking forward. This is a very unfolding situation. But I do think it’s going to be resolved.

Hillary Cacanando: Okay. That’s great to hear. Thank you very much.

Operator: We’ll go next to Moshe Orenbuch at TD Cowen.

Moshe Orenbuch: John, you talked a little bit about the potential for share repurchase. You also, in your prepared remarks, alluded to like organic growth opportunities. I was hoping you could maybe drill down on some of that possibility? Because I mean it felt like in the past, you kind of shied away from a lot of that just because you had to keep the capital there in case the orderbook delivered in line with expectations. Now you’ll be a little bit more flexible, I would assume, in terms of pursuing other sorts of things. If you could kind of just talk about that a little bit?

John Plueger: Yes. We are very flexible - thanks, Moshe - on considering other things. There’s just a wide variety of possibilities. You’ve cited organic growth. That is a possibility, but I won’t say it’s a probability necessarily. We buy airplanes when the time is right. There are some used aircraft fleets or segments of fleets, which may in fact, become available. We would be compelled to look at that as another example, not just orderbook additions. So, I would just say that we are very carefully considering all these categories of forward capital allocation. We’re very happy to have that flexibility. I don’t know Greg, do you have any other color you’d like to add?

Gregory Willis: I would just add that on the orderbook side, it’s a little bit more challenging, as John indicated, just given how full the Boeing and Airbus backlogs are. Right? I think you look to see us have a lot of discipline about the purchase ordering around ordering new aircraft, and we order when the pricing is right. And when the orderbooks are full with airline orders, it’s hard to extract the most amount of value. So of the options, that one’s harder to get to, but we have to look at everything.

John Plueger: Let me add one more comment, Moshe. You know of course China’s position on taking Boeing aircraft. You know that Boeing is reacting accordingly. So for example, I’ll just give you a hypothetical. There could be some of the Chinese aircraft that were built or near completion, being built. And if we were to be approached or have a discussion with the Boeing company and/or other airlines who may want those aircraft, given the right deal, that’s an example of an opportunity that we might explore for organic growth.

Moshe Orenbuch: Got it. And maybe just as a follow-up. I know it’s early since this is only the first quarter since you announced kind of the expectations of yield improvement over a multiyear period. But can you, maybe you or Greg, put in context how you feel about Q1 relative to that and how we should think about the progression in calendar ‘25?

Air Lease
Q1 2025 Earnings Conference Call

Gregory Willis: Yes, Q1 was driving our models nicely and the new placements and the extensions are all going according to plan. So we’re trending very nicely towards our internal targets that allowed us to make the longer-term projections.

Operator: Our next question comes from Jamie Baker at JPMorgan.

James Kirby: This is James on for Jamie. First question, just a simple two-part credit question, I guess. Is the leverage target reaffirmed at 2.5? Or is that going to come lower now that you’ve met it? Then just on the revolver upside, was that procedural? Or was it opportunistic? Is there anything to read into that there?

Gregory Willis: Sure. I’ll take it. The revolver, we tend to amend and extend every single year. We’ve been growing it every single year, and we’ve had a lot of bank demand, and that’s why we increased the size to 8.2. It provides us a ton of liquidity. So we feel very good about that. Then, James, can you remind me your first question?

James Kirby: Yes, just on the leverage target?

Gregory Willis: Yes. No. Our leverage target has been 2.5 since we incepted the company, and there’s been no change to that target.

James Kirby: Great. Then my second question, on the last earnings call you mentioned the opportunity for a new managed structure vehicle. I’m just wondering if there’s anything in the macro that would impact timing of that structure being set up? Or just anything, any color you can share there?

Gregory Willis: All I can say is that the managed vehicle will take a long time to put together. We look at a lot of options. It’s something that we’ve been wanting to do for a while is to increase our managed fleet, especially as some of the older vehicles mature.

Operator: And next, we’ll move to Stephen Trent at Citi.

Stephen Trent: The first kind of a follow-up on Moshe’s question. Could you help me understand on the net margin expectations, you’ve sort of previously telegraphed, that they should be kind of flattish year-on-year? I know they actually improved a little bit. But any high-level view on how your thinking has changed there or maybe not changed, excluding the receipts from the insurance and what have you?

Gregory Willis: Stephen, there’s no change to our expectations for profitability this year.

Stephen Trent: Okay. I appreciate that. And just as a follow-up, I was trying to understand your pretax margin went up year-on-year. But if I’m reading this correctly, your pretax return on common equity went down a little bit. I was just wondering if that’s timing related with the Russia claims that came in or if there was something else happening?

Gregory Willis: Yes. I think it’s important to look at the adjusted numbers, but I think what’s driving the differential between margin and ROE is the fact that ROE is a trailing 12-month figure, and that gets skewed by the timing of aircraft sales.

Air Lease
Q1 2025 Earnings Conference Call

Operator: And that concludes the question and answer session. At this time, I’ll turn it back over to Mr. Arnold for any closing remarks.

Jason Arnold: Thanks everyone, for joining our first quarter call.

We look forward to speaking with you again next quarter. Audra, thanks very much for your assistance.

Operator: You’re welcome.

This concludes today’s conference call. Thank you for your participation. You may now disconnect.